Exhibit (h)(68)

Amendment to Fund Accounting and Administration Agreement

This Amendment dated as of August 25, 2020 (this “Amendment”) is to the Fund Accounting and Administration Agreement dated as of October 1, 2007, as amended, (the “Agreement”), between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and Financial Investors Trust (the “Trust”), a Delaware statutory trust. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix C to the Agreement is replaced in its entirety with the new Appendix C attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Bradley J. Swenson	By:	/s/ Michael Sleightholme
Name:	Bradley J. Swenson	Name:	Michael Sleightholme
Title:	President	Title:	Authorized Representative

Appendix C

Fees

ASSOCIATED EXPENSES:

Funds shall be responsible for security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses to Board meetings and on-site reviews, BoardVantage fees, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, Mauritius fees and expenses with respect to the ALPS/Kotak India Growth Fund, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities, extraordinary expenses, and other expenses incurred in connection with the performance of ALPS duties under its Agreement with the Funds and administrative handling fees attributable to management of such expenses. For expenses of a third party from which the Administrator receives services as part of an existing ALPS relationship or agreement, the Funds may be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable).

The fees do not reflect the cost for an independent auditor to review the income tax provision and tax basis financial statement disclosures, review and sign the federal and state income tax returns, review the distribution calculations or review and sign the excise tax returns.

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